Exhibit 99.1

FOR IMMEDIATE RELEASE

ZOSANO PHARMA RESUMES DEVELOPMENT OF WEEKLY ZP-PTH TREATMENT

FOR SEVERE OSTEOPOROSIS

Company announces discontinuation of development of Daily ZP-PTH and terminates collaboration with Eli Lilly and Company

Zosano to host webcast and conference call today at 5:00 p.m. ET

FREMONT, CA, September 28, 2015 – Zosano Pharma Corporation (NASDAQ: ZSAN) announced today that the company has decided to discontinue development of its Daily ZP-PTH treatment for severe osteoporosis and to resume development of its Weekly ZP-PTH product.

Zosano’s decision to discontinue development of Daily ZP-PTH is driven by recent feedback from Japanese regulatory authorities, which would have required additional studies that would have likely delayed commercialization in Japan by approximately one year, as well as an overall assessment and prioritization of company resources towards the most promising commercial opportunities. After discussions with Lilly, the companies agreed to terminate the collaboration agreement that they signed in 2014.

Zosano will resume its efforts to develop a Weekly ZP-PTH product, as the company had been doing prior to its collaboration with Lilly. In early 2014, Zosano completed a Phase 1 clinical trial of Weekly ZP-PTH in Australia and in July 2014 held a pre-IND meeting with the U.S. Food and Drug Administration (FDA) to discuss the clinical trial design for a planned Phase 2 and Phase 3 trial of Weekly ZP-PTH. Zosano is now planning to initiate a Phase 2 trial of Weekly ZP-PTH in the first half of 2016.

“While we have received positive feedback from the FDA and were on track to initiate a Phase 3 trial of Daily ZP-PTH in the U.S., we believe that committing significant capital and other resources to development of Daily ZP-PTH is not a prudent investment given the recent feedback received from Japanese regulatory authorities and the significant milestone payments associated with approval in Japan. Although we have made the decision to terminate our contract with Lilly due to business reasons, we are extremely thankful for their support and collaboration,” said Vikram Lamba, Zosano’s Chief Executive Officer. “Our Weekly ZP-PTH patch has strong clinical data and is well-differentiated compared to competitive products. As we finalize our plans for further development of Weekly ZP-PTH, we look forward to announcing results from a Phase 2 trial of our ZP-Glucagon product within the next few weeks and results from a Phase 1 trial of our ZP-Triptan product before the end of 2015.”

Webcast and Conference Call

Zosano management will host a webcast and conference call to discuss this announcement at 5:00 p.m. ET today. The live call may be accessed by dialing 1-866-410-5537 for domestic callers and 1-704-908-0329 for international callers. The conference ID is 49587251. A live webcast of the call will be available from the investor relations section of the company’s website at ir.zosanopharma.com, and will be archived there for 30 days.

About Zosano Pharma

Zosano Pharma Corporation is a clinical-stage specialty pharmaceutical company that has developed a proprietary transdermal microneedle patch system to deliver drug formulations through the skin for the treatment of a variety of indications. Zosano’s microneedle patch system offers rapid onset, consistent drug delivery, improved ease of use and room-temperature stability, benefits that the company believes often are unavailable using oral formulations or injections. Zosano’s microneedle patch system has the potential to deliver numerous medications for a wide variety of indications in commercially attractive markets. It has been tested in more than 400 patients with over 30,000 patches successfully applied to humans in Phase 1 and Phase 2 clinical studies. Learn more at www.zosanopharma.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding the timing of expected clinical development milestones, sufficiency of Zosano Pharma’s capital resources and need for future funding and other future events and expectations. Readers are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “might,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues,” “forecast,” “designed,” “goal,” “unaudited,” “approximately” or the negative of those words or other comparable words to be uncertain and forward-looking. These statements are subject to risks and uncertainties that are difficult to predict and actual outcomes may differ materially. These include risks and uncertainties, without limitation, associated with the process of discovering, developing and commercializing products that are safe and effective for use as human therapeutics, risks inherent in the effort to build a business around such products and other risks and uncertainties described under the heading “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2014 filed with Securities and Exchange Commission on March 26, 2015. Although the company believes that the expectations reflected in these forward-looking statements are reasonable, it cannot in any way guarantee that the future results, level of activity, performance or events and circumstances reflected in forward-looking statements will be achieved or occur. All forward-looking statements are based on information currently available to Zosano and Zosano assumes no obligation to update any such forward-looking statements.

Zosano Contact:

Vikram Lamba

Chief Executive Officer

510-745-1200

Investor Contact:

Patti Bank

Westwicke Partners

415-513-1284

patti.bank@westwicke.com

Media Contact:

Jamie Lacey-Moreira

PressComm PR, LLC

410-299-3310

jamielacey@presscommpr.com

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